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                                   EXHIBIT 5.1

                               OPINION OF COUNSEL


Interactive Radio Group, Inc.                     FTM Media, Inc.
6991 East Camelback Road                          6991 East Camelback Road
Suite D-103                                       Suite D-103
Scottsdale, AZ 85251                              Scottsdale, AZ 85251

Shareholders of Interactive Radio Group, Inc.
        ----------------------------------------------------------------------

        Re: Merger Agreement between Interactive Radio Group, Inc. and FTM Media, Inc. Ladies and Gentlemen:
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        We have acted as counsel for each of FTM Media, Inc., a Delaware corporation ("ACQUIRER"), and Interactive Radio Group, Inc., a Delaware corporation ("TARGET"), in connection with the preparation, execution, and delivery of the Merger Agreement (the "AGREEMENT"), dated as of September 24, 1999, between Acquirer and Target (Acquirer and Target are sometimes referred to collectively as the "PARTIES"), and certain documents related or incidental thereto and transactions to be effected thereunder. You have requested our opinion concerning certain United States federal income tax consequences of the statutory merger of Target with and into Acquirer (the "MERGER") pursuant to the Agreement. Capitalized terms not defined herein have the meanings specified in the Agreement.

        In connection with this opinion, we have reviewed such documents as we have found necessary or appropriate, including the Agreement, and related documents pertaining to the Merger. In expressing our opinion, we are relying upon, and the opinion stated in this letter is expressly based upon, the information and representations contained in the documents provided to us by the Parties and related entitites and the information and representations provided in our discussions with representatives of the Parties and related entities. Certain of the representations of the Parties and FTM Colorado are set forth in the Officer's Certificates for Acquirer, Target and FTM Colorado (the "OFFICER'S CERTIFICATES"), which are appended hereto as Exhibits A, B and C, respectively. We assume (without any independent investigation), and have relied on the assumptions, (i) that the Officer's Certificates will be executed by appropriate officers of Acquirer, Target and FTM Colorado and delivered to us at or before the time we render this opinion, and (ii) that the Officer's Certificates will be true and correct at the time delivered and will be true and correct on the date of the Merger. We assume that the documents and information provided to us present an accurate and complete description of all of the facts relevant to the Merger. Finally, we assume that the Merger will be reported by each of Acquirer, Target and FTM Colorado on their respective federal income tax returns in a manner consistent with the opinion set forth below.

        Based upon the foregoing, and assuming that the transactions contemplated by the documents referred to above are consummated in accordance with their terms, we are of the opinion that, subject to all the qualifications, limitations, and assumptions set forth herein, (i) the
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discussion under the caption "Material United States Federal Income Tax
Consequences of the Merger" in the Registration Statement, insofar as such discussion relates to statements of law or legal conclusions (the "DISCUSSION"), is correct in all material respects and (ii) the Merger will constitute a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE") and accordingly:

               (i) Acquirer and Target will each be parties to the reorganization;

               (ii) No gain or loss will be recognized by Acquirer or Target as a result of the Merger; and

               (iii) No gain or loss will be recognized by the shareholders of Target who exchange their Target Common Stock for Acquirer Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Acquirer Common Stock);

We express no opinion as to any compensation income that might be realized by any stockholders or option holders of Target in respect of their shares of Target, whether vested or unvested, as a consequence of the Merger.

        In expressing this opinion, we mean that, if the IRS were to assert a position contrary to the conclusions described herein and in the Discussion, the conclusions described herein and in the Discussion, if properly presented to a court, should prevail. The IRS may take positions contrary to the conclusions expressed herein and in the Discussion, including contrary positions as to the applicable facts, and there is a risk that such positions might ultimately be sustained by the courts. Our opinion is not binding on the IRS or the courts. It merely represents our best judgment and thus should not be construed as a guarantee of ultimate results.

        We hereby consent to the use of the name of our firm under the caption "Material United States Federal Income Tax Consequences of the Merger" in the Registration Statement and the related Prospectus and consent to the filing of this opinion as an exhibit to the Registration Statement. In giving these consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

        The opinion set forth herein is based on our interpretation of the applicable provisions of the Code, the Income Tax Regulations promulgated thereunder (the "Regulations"), and administrative and judicial interpretations of the Code and the Regulations, all as currently in effect. Any or all of these could change, and any such change could require a conclusion or

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conclusions different from the opinion expressed herein. We do not undertake to advise you as to any future changes in the Code, the Regulations, or administrative or judicial interpretations of either that may affect our opinion unless we are specifically retained to do so.

        This opinion is being delivered to you in our capacity as counsel for each of Acquirer and Target and is being delivered to you for the purposes of satisfying the requirements of the Agreement and of being included as an exhibit to the Registration Statement. This opinion is solely for the benefit of Acquirer, Target, and the shareholders of Target and may not be used or relied upon by any other person.

                                          Very truly yours,


                                          /s/ Irell & Manella LLP
                                          ----------------------------
                                          Irell & Manella LLP





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